Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Houlihan Lokey, Inc.:

We consent to the use of our report dated June 23, 2016, with respect to the consolidated balance sheets of Houlihan Lokey, Inc. as of March 31, 2016 and 2015, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2016 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

January 27, 2017